EXHIBIT 99.1

THE STRIDE RITE CORPORATION                           September 27, 2005
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611

                          STRIDE RITE REPORTS INCREASED
                   THIRD QUARTER SALES AND STRONG EARNINGS


     Lexington, MA, September 27, 2005 - The Stride Rite Corporation (NYSE: SRR) today reported financial results for its 2005 third fiscal quarter and nine months ended September 2, 2005.

     Third quarter net sales in fiscal 2005 were $146.2 million, an increase of 4% from the net sales of $140.4 million in the comparable period of fiscal 2004. Operating income in the third quarter of 2005 was $11.1 million, an 18% increase from the prior year's quarter. Net income for the third quarter totaled $7.7 million or $.21 per diluted share, an increase of 24% compared to the net income of $6.2 million or $.16 per diluted share in the third quarter of 2004.

     For the first nine months of fiscal 2005, net sales were $456.5 million, an increase of 3% from the net sales of $441.5 million for the same period in fiscal 2004. Fully diluted earnings per share were $.74 for the first nine months of fiscal 2005 versus $.65 in fiscal 2004. Net income for the first nine months of fiscal 2005 totaled $27.6 million, an increase of 8% from the $25.6 million reported in the comparable period in 2004.

     Third quarter sales of the Stride Rite Children's Group increased 9% compared to the third quarter of fiscal 2004. The Children's Group company-owned retail stores recorded a sales increase of 20% for the third quarter over the same period of fiscal 2004. Sales at comparable Children's Group retail stores increased 7.4% in the third quarter versus last year. Year-to-date comparable retail store sales are now up 5.5% through the first nine months of 2005. Sales by the Children's Group to independent retailers decreased 6% during the third quarter of fiscal 2005 as compared to the same period last year. At the end of the third quarter of fiscal 2005, the Stride Rite Children's Group operated 264 stores, an increase of 9% from the prior year. Sales of Sperry Top-Sider footwear increased 53% in the third quarter of fiscal 2005 versus the same period of fiscal 2004. Sales of Keds and Tommy Hilfiger products decreased 9% and 27%, respectively, in the third quarter of fiscal 2005 from the prior year's comparable period. International sales for the third quarter increased 33% versus the same period in 2004.

     The Company's gross profit percentage of 39.8% in the third quarter of fiscal 2005 increased 3.3 percentage points as compared to the same period last year. Keds, Stride Rite Children's Group and Sperry Top-Sider all had strong gross profit percentage improvements versus last year. Operating expenses in the third quarter of 2005 increased 13%, as compared to the same period last year. As planned, the major operating cost increases for the period related to higher advertising costs and the Stride Rite Children's Group retail store expansion. Excluding those costs, operating expenses increased 3% versus last year.

     The quarter end balance sheet was strong. Accounts receivable was increased 1% compared to last year on a 4% quarterly sales increase. DSO was 40 days, a decrease of 3 days versus the same period last year. Inventories of $86 million were up 7% compared to the same period of 2004. Net cash and marketable securities were $92 million and the Company had no outstanding debt at the end of the third quarter.

     David M. Chamberlain, Chairman and Chief Executive Officer, commented, "The third quarter was a nice reflection of the strength of our brands and product offerings, even as we work through the Keds repositioning. Children's Group store comps increased 7.4%, reflecting the strength of our retail strategy and our key product lines. The Children's Group wholesale business was impacted by declines in Tommy Hilfiger and Munchkin. We continue our strategy of opening additional doors and expect to have a net increase of 21 stores this year, up 8% from a year ago. Keds continues its transition to an active, upscale lifestyle brand. Their sales were down 9% for the quarter reflecting significantly fewer sales to the value channel and closeout retailers, reduced sales in the mid-tier channel and increased sales in premium department and specialty stores. We also continued the advertising campaign featuring Mischa Barton of "The O.C." into the fall season as part of our effort to attract younger customers."

     "Sperry Top-Sider sales increased 53% for the quarter and are up 31% for the nine months. The quarter increase reflected growth in men's, women's and the outdoor and marine channels. Tommy sales, excluding PRO-Keds, which is now licensed, and the discontinued Tommy H line, were down 20% for the quarter. The decline was primarily in men's. International sales are up 33% for the quarter and 25% for the nine month period."

     Mr. Chamberlain continued, "As previously announced, we completed the Saucony acquisition on September 16, 2005 and are moving ahead quickly to implement our integration plans. Saucony expands Stride Rite's portfolio of nationally recognized footwear brands, and has excellent long-term growth potential. We expect the Saucony acquisition to be accretive to earnings starting in 2006 before any non-cash purchase accounting inventory impact. In the fourth quarter of 2005, the acquisition is expected to be dilutive to earnings by approximately $.04 per share before the non-cash purchase accounting inventory impact."

     A summary of sales and net income for the third quarter (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.


                                 (in thousands, except per share amounts)
                                 For the Quarter         For the Nine Months
                                      Ended                  Ended

                             September 2,  August 27,   September 2, August 27,
                                   2005      2004          2005        2004
                                   ----      ----          ----        ----

 Net sales                      $146,237    $140,382       $456,469   $441,525
 Net income                        7,715      27,628          6,219     25,603
 Net income per common share:
    Diluted                          .21         .16            .74        .65
    Basic                            .21         .17            .76        .66
 Average common shares used in per
 share computations:
   Diluted                        37,396      37,188         38,159     39,311
   Basic                          36,292      36,158         37,467     38,508

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin, Spotbilt and Hind. Apparel products are marketed by the Company under the Hind brand name. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its third quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on September 27, 2005. An on-line replay will follow shortly after the call and will continue through October 4, 2005. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com and www.saucony.com.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the inability to fully realize the anticipated benefits from the acquisition of Saucony; the challenges of achieving the expected synergies with Saucony; the possibility of incurring costs or difficulties related to the integration of the businesses of Stride Rite and Saucony; the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

                             The Stride Rite Corporation
                          Summarized Financial Information
           for the periods ended September 2, 2005 and August 27, 2004

                                Statements of Income

        (in thousands)                   Third Quarter          Nine Months
                                         -------------          -----------
                                        2005      2004         2005     2004
                                        ----      ----         ----     ----
                                             (Unaudited)        (Unaudited)
      Net sales                     $146,237   $140,382    $456,469  $441,525
      Cost of sales                   88,047     89,197     272,536   273,825
                                    --------   --------    --------  --------
      Gross profit                    58,190     51,185     183,933   167,700
      Selling and administrative
        expenses                      47,136     41,831     141,615   127,760
                                    --------   --------    --------  --------
      Operating income                11,054      9,354      42,318    39,940
      Other income, net                  695        134       1,065       874
                                    --------   --------    --------  --------
      Income before income taxes      11,749      9,488      43,383    40,814
      Provision for income taxes       4,034      3,269      15,755    15,211
                                    --------   --------    --------  --------
      Net income                      $7,715     $6,219     $27,628   $25,603
                                    ========   ========    ========  ========


                                 Balance Sheets

                                        2005      2004
     Assets:                              (Unaudited)
     Cash and cash equivalents         $92,281   $19,056
     Marketable securities                   -    65,850
     Accounts receivable                70,440    69,998
     Inventories                        86,171    80,604
     Deferred income taxes              16,363    15,167
     Other current assets               10,383    10,140
                                       --------  --------
          Total current assets         275,638   260,815
     Property and equipment, net        50,964    56,874
     Other assets                       14,039    12,582
                                       --------  --------
          Total assets                 $340,641  $330,271
                                       ========  ========
     Liabilities and Stockholders'
     Equity:
     Current liabilities                55,531    55,902
     Deferred income taxes and other
     liabilities                        16,486    13,989
     Stockholders' equity              268,624   260,380
                                       --------  --------
          Total liabilities and
          stockholders' equity         $340,641  $330,271
                                       ========  ========